Exhibit (a)(1)(D)

Bank of America Corporation Announces Cash Tender Offers by BofA Securities, Inc. for up to $1.5 Billion in Aggregate Liquidation Preference of Certain Outstanding Depositary Shares of Bank of America Corporation

CHARLOTTE, N.C. – November 10, 2022 – Bank of America Corporation (“Bank of America”) (NYSE: BAC) announced the commencement today of fourteen concurrent, but separate, offers (collectively, the “Offers,” and each offer to purchase a series of Depositary Shares, an “Offer”) by BofA Securities, Inc. (“BofA Securities”), a wholly owned indirect subsidiary of Bank of America, to purchase for cash up to $1.5 billion in aggregate Liquidation Preference (as defined below) (such amount, the “Maximum Aggregate Purchase Amount”) of outstanding depositary shares, representing fractional interests in certain series of Bank of America preferred stock, listed in the table below (such depositary shares, collectively, the “Depositary Shares,” and such depositary shares representing a specific series of such preferred stock, a “series” of Depositary Shares), subject, if applicable, to the maximum aggregate Liquidation Preference for a series of Depositary Shares that may be purchased (such maximum amount for Depositary Shares of a series, the “Series Cap”).

The Offers are being made on the terms and subject to the conditions set forth in BofA Securities’ Offer to Purchase, dated November 10, 2022 (as may be amended or supplemented from time to time, the “Offer to Purchase”) and the accompanying Letter of Transmittal (together with the Offer to Purchase, the “Offer Documents”). Each Offer is subject to the satisfaction or waiver of certain conditions specified in the Offer Documents.

					Per Depositary Share
APL	Depositary Shares Representing Fractional Interests in Series of Bank of America Preferred Stock	CUSIP No.	Aggregate Liquidation Preference Outstanding	Series Cap	Liquidation Preference[1]	Offer Price	Hypothetical Accrued Dividends[2]	Hypothetical Total Consideration[2]
1	Depositary Shares, each representing a 1/1,000th interest in a share of 4.125% Non-Cumulative Preferred Stock, Series PP (“Series PP Depositary Shares”) [3]	06055H608	$915,000,000	$911,000,000	$25.00	$17.27	$0.1174479	$17.3874479
2	Depositary Shares, each representing a 1/1,000th interest in a share of 4.250% Non-Cumulative Preferred Stock, Series QQ (“Series QQ Depositary Shares”) [3]	06055H806	$1,300,000,000	$1,296,000,000	$25.00	$17.30	$0.0767361	$17.3767361
3	Depositary Shares, each representing a 1/1,000th interest in a share of 4.375% Non-Cumulative Preferred Stock, Series NN (“Series NN Depositary Shares”) [3]	06055H400	$1,100,000,000	$1,094,500,000	$25.00	$18.20	$0.1215278	$18.3215278
4	Depositary Shares, each representing a 1/1,000th interest in a share of Floating Rate Non-Cumulative Preferred Stock, Series E (“Series E Depositary Shares”) [3]	060505815	$317,265,175	$313,265,175	$25.00	$19.22	To be Determined[4]	To be Determined[4]
5	Depositary Shares, each representing a 1/1,200th interest in a share of Floating Rate Non-Cumulative Preferred Stock, Series 1 (“Series 1 Depositary Shares”) [3]	060505633	$98,221,675	$94,221,675	$25.00	$18.92	To be Determined[4]	To be Determined[4]
6	Depositary Shares, each representing a 1/1,000th interest in a share of 4.750% Non-Cumulative Preferred Stock, Series SS (“Series SS Depositary Shares”) [3]	06055H871	$700,000,000	$696,000,000	$25.00	$19.90	$0.0857639	$19.9857639
7	Depositary Shares, each representing a 1/1,000th interest in a share of 5.000% Non-Cumulative Preferred Stock, Series LL (“Series LL Depositary Shares”) [3]	06055H202	$1,310,000,000	$1,305,000,000	$25.00	$20.44	N/A5	$20.4400000
8	Depositary Shares, each representing a 1/25th interest in a share of 4.375% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series RR (“Series RR Depositary Shares”) [6]	060505GB4	$1,750,000,000	Not Applicable	$1,000.00	$860.70	$5.5902778	$866.2902778
9	Depositary Shares, each representing a 1/25th interest in a share of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series MM (“Series MM Depositary Shares”) [6]	060505FQ2	$1,100,000,000	Not Applicable	$1,000.00	$875.30	$16.1250000	$891.4250000
10	Depositary Shares, each representing a 1/1,000th interest in a share of 5.375% Non-Cumulative Preferred Stock, Series KK (“Series KK Depositary Shares”) [3]	06053U601	$1,397,500,000	$1,393,500,000	$25.00	$22.12	N/A5	$22.1200000
11	Depositary Shares, each representing a 1/25th interest in a share of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series FF (“Series FF Depositary Shares”) [6]	060505FL3	$2,350,000,000	Not Applicable	$1,000.00	$897.40	$14.3611111	$911.7611111
12	Depositary Shares, each representing a 1/1,200th interest in a share of Floating Rate Non-Cumulative Preferred Stock, Series 5 (“Series 5 Depositary Shares”) [3]	060505583	$421,677,000	$417,677,000	$25.00	$19.17	To be Determined[4]	To be Determined[4]
13	Depositary Shares, each representing a 1/1,000th interest in a share of 5.875% Non-Cumulative Preferred Stock, Series HH (“Series HH Depositary Shares”) [3]	060505195	$854,000,000	$850,000,000	$25.00	$24.08	$0.1999132	$24.2799132
14	Depositary Shares, each representing a 1/25th interest in a share of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series JJ (“Series JJ Depositary Shares”) [6]	060505FP4	$1,000,000,000	$150,000,000	$1,000.00	$965.10	N/A5	$965.1000000

[1]

As used in this news release, the term “Liquidation Preference” for a Depositary Share of a series, means an amount equal to the product of the liquidation preference for a share of the applicable underlying preferred stock of Bank of America ($30,000 for a share of preferred stock underlying the Series 1 Depositary Shares and Series 5 Depositary Shares, and $25,000 for a share of preferred stock underlying the Depositary Shares of all other series) and the fractional interest in such share of preferred stock that such Depositary Share represents as set forth in the table above. For each Listed Depositary Share (as defined below), the Liquidation Preference is $25.00 and for each Non-Listed Depositary Share (as defined below), the Liquidation Preference is $1,000.00.

[2]

If, as scheduled, the Settlement Date (as defined below) occurs on December 13, 2022, then the Total Consideration (as defined below) payable for Depositary Shares of a series that are purchased pursuant to an applicable Offer will equal the applicable “Offer Price” for such Depositary Shares as set forth in the table above, plus, if applicable, the hypothetical Accrued Dividends for such Depositary Shares as set forth in the table above or, with respect to the Series E Depositary Shares, the Series 1 Depositary Shares and the Series 5 Depositary Shares, Accrued Dividends (as defined below) determined as described in the Offer to Purchase.

[3]

Depositary Shares of this series are listed for trading on the New York Stock Exchange (the “NYSE”). Depositary Shares of all series that are listed on the NYSE are referred to herein collectively as the “Listed Depositary Shares.”

[4]

The dividend rate for the series of preferred stock represented by this series of Depositary Shares is reset quarterly based on 3-month U.S. dollar LIBOR and will be reset following the date of this news release but prior to the Settlement Date. As a result, the applicable dividend rate that will be used to calculate Accrued Dividends for this series of Depositary Shares is not known, and hypothetical Accrued Dividends and hypothetical Total Consideration cannot be determined, as of the date of this news release.

[5]	Accrued Dividends will not be included as part of the Total Consideration payable for Depositary Shares of this series. See Section 1 of “The Offers” in the Offer to Purchase.
[6]	Depositary Shares of this series are not listed on any exchange and are referred to herein, collectively with Depositary Shares of other non-listed series, as the “Non-Listed Depositary Shares.”

The Offers will expire one minute after 11:59 p.m., New York City time, on December 9, 2022, unless extended or earlier terminated by BofA Securities (such time and date, as the same may be extended with respect to an Offer, the “Expiration Date”).

If the aggregate Liquidation Preference of Depositary Shares that are validly tendered as of the Expiration Date, after the application of any applicable Series Caps and proration, exceeds the Maximum Aggregate Purchase Amount, BofA Securities will accept for purchase Depositary Shares in an aggregate Liquidation Preference amount that comes nearest to, but does not exceed, the Maximum Aggregate Purchase Amount. In such case, BofA Securities will accept Depositary Shares of each series validly tendered in the numerical order of the acceptance priority levels of such series set forth under the “APL” column in the table above (the “Acceptance Priority Levels”) of such series, with Acceptance Priority Level 1 being the highest priority level, and subject to the applicable Series Cap and to proration as set forth in the Offer to Purchase. If, with respect to any series of Depositary Shares for which a Series Cap is specified in the table above, the aggregate Liquidation Preference of such Depositary Shares that are validly tendered as of the Expiration Date exceeds such Series Cap for such series, BofA Securities will accept for purchase such Depositary Shares having an aggregate Liquidation Preference that comes nearest to, but does not exceed, such Series Cap, subject to proration as set forth in the Offer to Purchase.

The total consideration payable for Depositary Shares of a series that are purchased pursuant to the Offers (such amount, with respect to Depositary Shares of a series, the “Total Consideration”) will equal:

•

for Series LL Depositary Shares, Series KK Depositary Shares and Series JJ Depositary Shares (together, the “Post-Dividend Depositary Shares”), the “Offer Price” for such Depositary Shares set forth in the table above (such price with respect to a series, the “Offer Price”); and

•

for Depositary Shares other than Post-Dividend Depositary Shares, the Offer Price for such Depositary Shares set forth in table above, plus the applicable Accrued Dividends (as defined herein) for such Depositary Shares.

“Accrued Dividends” means, for a series of Depositary Shares other than Post-Dividend Depositary Shares, the accrued and unpaid dividends in respect of the Preferred Stock represented thereby, determined pursuant to the terms thereof, from and including the applicable dividend payment date for such series of Preferred Stock immediately preceding the Settlement Date, to, but excluding, the Settlement Date. As noted in the table above, Accrued Dividends will not be included as part of the Total Consideration payable for any Post-Dividend Depositary Shares purchased in the Offers, and the Total Consideration payable for any such Depositary Shares will consist only of the applicable Offer Price. In addition, the dividend rates for the series of preferred stock represented by the Series E Depositary Shares, the Series 1 Depositary Shares, and the Series 5 Depositary Shares (such series of Depositary Shares collectively, the “LIBOR Depositary Shares”) are reset quarterly based on 3-month U.S. dollar LIBOR and will be reset following the date of this news release but prior to the Settlement Date. As a result, the applicable dividend rates that will be used to calculate Accrued Dividends for such series of Depositary Shares are not known, and hypothetical Accrued Dividends and hypothetical Total Consideration cannot be determined, as of the date of this news release. Once the applicable dividend rates that will be used to calculate Accrued Dividends with respect to the LIBOR Depositary Shares of a series are known, BofA Securities will calculate hypothetical Accrued Dividends and hypothetical Total Consideration for such LIBOR Depositary Shares. Following such calculation, such information will be made available at http://www.dfking.com/bofa and from the Information Agent. In addition, hypothetical Accrued Dividends and hypothetical Total Consideration for the three series of LIBOR Depositary Shares will be announced by means of a news release no later than 4:30 p.m., New York City time, on November 28, 2022.

Note that market prices for the Listed Depositary Shares include accrued but unpaid dividends. Pursuant to the terms of the Offers, the Total Consideration payable for the Depositary Shares (other than Post-Dividend Depositary Shares) is expressed as the sum of the Offer Price set forth in the table above for such Depositary Shares plus Accrued Dividends. Accordingly, when comparing the consideration payable in the applicable Offer for Listed Depositary Shares (other than Post-Dividend Depositary Shares) to market prices, you should refer to the sum of the Offer Price and Accrued Dividends. Market prices for Non-Listed Depositary Shares do not include accrued but unpaid dividends.

The settlement date for each Offer will be promptly after the Expiration Date for such offer (the “Settlement Date”). The Settlement Date for each Offer is scheduled to be December 13, 2022.

Depositary Shares tendered pursuant to an Offer may be validly withdrawn at any time on or prior to the applicable Expiration Date by following the procedures set forth in the Offer to Purchase.

Holders are urged to read the Offer Documents carefully before making any decision with respect to an Offer. Holders must make their own decisions as to whether to tender their Depositary Shares, and, if so, the Liquidation Preference of their Depositary Shares to tender.

Holders may obtain copies of the Offer Documents online at the website of the Securities and Exchange Commission (“SEC”) at www.sec.gov as exhibits to the Tender Offer Statement on Schedule TO filed by Bank of America with the SEC on the date hereof.

D.F. King & Co, Inc. will act as the Tender Agent and the Information Agent for the Offers. Questions or requests for assistance related to the Offers or for additional copies of the Offer Documents may be directed to D.F. King & Co, Inc. at (800) 713-9960 or by email at bofa@dfking.com. Any questions concerning the terms of the Offers should be directed to BofA Securities at (980) 683-3215, or toll-free at (888) 292-0070, or by email at debt_advisory@bofa.com. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offers.

General

This news release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell any Depositary Shares or any other securities of BofA Securities, Bank of America or any of their respective subsidiaries. The Offers are being made solely pursuant to the Offer Documents. None of BofA Securities, Bank of America, their respective Boards of Directors, the Tender Agent or the Information Agent makes any recommendation as to whether you should tender your Depositary Shares in the Offers and no one has been authorized by any of them to make such a recommendation. Holders must make their own decisions as to whether to tender their Depositary Shares, and, if so, the Liquidation Preference of their Depositary Shares to tender. Please refer to the Offer Documents for a description of terms, conditions, disclaimers and other information applicable to the Offers.

Neither BofA Securities nor Bank of America is aware of any jurisdiction in which the holders of the Depositary Shares are located where the making of the Offer is not in compliance with applicable law. If BofA Securities becomes aware of any jurisdiction where the making of the Offer is not in compliance with applicable law, BofA Securities will make a good faith effort to comply with the applicable law. If, after such good faith effort, BofA Securities cannot comply with the applicable law, BofA Securities will not make the Offer to the holders of Depositary Shares in that jurisdiction, provided that BofA Securities will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Securities Exchange Act of 1934. BofA Securities is not disseminating the Offer Documents in any jurisdictions outside the United States where such dissemination is not permitted under applicable law.

Forward-Looking Statements

Certain statements contained in this news release may constitute “forward-looking” statements within the meaning of U.S. securities laws. These forward-looking statements represent the current expectations, plans or forecasts of Bank of America or BofA Securities based on available information. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements often use words like “expects,” “anticipates,” “believes,” “estimates,” “targets,” “intends,” “plans,” “predict,” “goal” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.” Forward-looking statements speak only as of the date they are made, and Bank of America and BofA Securities undertake no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

These statements are not guarantees of future results or performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict and are often beyond the control of Bank of America or BofA Securities. Actual outcomes and results may differ materially from those expressed in, or implied by, any forward-looking statements due to a variety of factors. You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks discussed under Item 1A. “Risk Factors” of Bank of America’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and in any of Bank of America’s other subsequent Securities and Exchange Commission filings.

Bank of America

Bank of America is one of the world’s leading financial institutions, serving individual consumers, small and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 68 million consumer and small business clients with approximately 3,900 retail financial centers, approximately 16,000 ATMs and award-winning digital banking with approximately 56 million verified digital users. Bank of America is a global leader in wealth management, corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 3 million small business households through a suite of innovative, easy-to-use online products and services. The company serves clients through operations across the United States, its territories and approximately 35 countries. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange.

For more Bank of America news, visit the Bank of America newsroom and register for news email alerts.

www.bankofamerica.com

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Investors May Contact:

Lee McEntire, Bank of America

Phone: 1.980.388.6780

lee.mcentire@bofa.com

Jonathan G. Blum, Bank of America (Fixed Income)

Phone: 1.212.449.3112

jonathan.blum@bofa.com

Reporters May Contact:

Bill Halldin, Bank of America

Phone: 1.916.718.1251

william.halldin@bofa.com

Christopher P. Feeney, Bank of America

Phone: 1.980.386.6794

christopher.feeney@bofa.com